Exhibit (a)(1)(E)

FIRST AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This First Amendment (the “Amendment”) to Common Stock Purchase Warrant (the “Warrant”), is made and entered into effective as of June 22, 2017 (the “Effective Date”), by and between Bionik Laboratories Corp., a Delaware corporation (the “Company”), and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of the Company dated May 25, 2017, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.           Warrant Exercise Term. The Warrant Exercise Term contained in the first unnumbered paragraph of the Warrant is hereby amended and restated to expire on 5:00 p.m., Eastern Standard Time, on June 22, 2017, as may be extended (the “Termination Date”) by the Company in its sole discretion (the “Warrant Exercise Term”).

2.           Shares. Section 1 of the Warrant is hereby amended and restated in its entirety as follows:

“Shares. The Purchaser has, subject to the terms set forth herein, the right to purchase, at any time during the Warrant Exercise Term, up to ______ shares (the “Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), at a per share exercise price equal to $.25 (the “Exercise Price”).”

3.           Exercise of Warrant. Section 2(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) Exercise of Warrant.

(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Termination Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of the Company dated May 25, 2017 (the “Offer to Amend and Exercise”); (ii) a signed copy of an Accredited Investor Questionnaire (as defined in the Offer to Amend and Exercise); (iii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation; and (iv) cash in the amount equal to the Exercise Price multiplied by the number of Warrant Shares the Purchaser elects to purchase (collectively, the “Acceptance and Exercise Documents”). Cash may be tendered in the form of a check payable to Signature Bank, as Escrow Agent for Bionik Laboratories Corp. or by wire transfer to Signature Bank, 261 Madison Avenue, New York, NY 10016, Attn: PCG 221/GALATI, ABA No. 026013576 for credit to Signature Bank, as Escrow Agent for Bionik Laboratories Corp., Account No. 1503008552, as further set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Termination Date to: VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598; Attention Allison Niccolls, Director of Operations. This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the Termination Date.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 2(a) as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Warrant Shares that remain subject to this Warrant.”

4.           Cashless Exercise. Any provision in the Warrant relating to the cashless exercise feature is deleted in its entirety and replaced with the following: “[RESERVED]”, including but not limited to Section 2(b) of the Warrant.

5.           Adjustment of Exercise Price and Number of Shares. Section 3 of the Warrant and any other provision relating to an adjustment of the Exercise Price is deleted in its entirety.

6.           Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

7.           Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

8.           Approval of Amendment; No Execution Required. By Holder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.